EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 12, 2010, except for Note J as to which the date is April 13, 2010, with respect to the financial statements and schedule of SPS Commerce, Inc. contained in the Prospectus (File No. 333-163476), filed on April 22, 2010, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP
Minneapolis, Minnesota
June 4, 2010